SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                 August 6, 2002
                                -----------------

                        LORAL SPACE & COMMUNICATIONS LTD.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

Islands of Bermuda                   1-14180                       13-3867424
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(State or other                    (Commission                    (IRS Employer
jurisdiction of                    File Number)                  Identification
incorporation)                                                           Number

                         c/o Loral SpaceCom Corporation
                   600 Third Avenue, New York, New York 10016
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               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 697-1105
                     --------------------------------------

Item 9. Regulation FD Disclosure.
        ------------------------

Following the release of its second quarter 2002 results at the end of July, Loral has received inquiries for further detail regarding its expected 2002 and 2003 cash flows. Loral is therefore making available this additional information.

Loral now expects cash and available credit to be in excess of $100 million at the end of 2002, higher than previous guidance.

Loral's plan calls for total 2002-2003 expenditures of $236 million, after deposits previously made and vendor financing, to complete and launch its three satellites under construction (Telstar 13, Estrela do Sul and Telstar 8). Of this amount, $72 million has already been spent, leaving a balance of $164 million. These amounts do not include capitalized interest.

The timing of expenditures for Loral's satellite fleet expansion program is at the company's discretion.

Other capital spending in the company's plan is running about $35 million in each year.

Loral's plan calls for net positive cash flow from receivables, inventories, launch deposits and payables of $128 million and $24 million in 2002 and 2003, respectively.

Subsequent to the guidance issued in early July, Loral has initiated actions to further improve EBITDA by $30 million through 2003.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Loral Space & Communications Ltd.

                                       By: /s/ Avi Katz
                                           -------------------------------
                                       Name:  Avi Katz
                                       Title: Vice President and Secretary

Date: August 6, 2002